Exhibit 99.1
Victory Energy Announces First Quarter 2016 Financial Results

AUSTIN, TX--(May 13, 2016) - Victory Energy Corporation, (OTCQB: VYEY) ("Victory" or "the Company") a growth stage, Exploration and Production Company, today announced operating results for the three months ended March 31, 2016.

First Quarter Highlights

•	Received investment capital of $302,000 from Aurora partner Navitus Energy Group (NEG) during the three months ended March 31, 2016.

•	Increased total oil and gas production by 8% to 3,237 BOE compared to the fourth quarter of 2015.

•	Decreased production costs by more than 20% per BOE compared to the fourth quarter of 2015.

•	At March 31, 2015, the Company held a working interest in 37 gross wells located in the states of Texas and New Mexico.
"Given a full twelve months of depressed commodity prices, I remain very proud of our team for achieving even modest growth in oil production while recording a decrease in lease operating expenses," commented Kenny Hill, Chief Executive Officer of Victory Energy.
"As the volume of oil and gas prospects available for acquisition in the major basins continues to increase, our growth through acquisitions strategy will remain the primary focus of the company. We will continue to be patient while seeking the right combination of attractive prospect valuation, proved producing reserves, limited mandatory development risk and limited lease expiration exposure. Guidance from our capital markets relationships have been very clear about access to investment capital when these value components are present in a potential transaction.
"Our long-time Aurora partner, Navitus Energy Group (NEG) has contributed $302,000 of investment capital this quarter for ongoing operations support and we look forward to their continued support as we get nearer a possible transaction. Navitus continues to raise capital via their $15 million private placement to help fund operations and acquire targeted oil and gas opportunities," said Mr. Hill.
Victory Energy is an independent, growth oriented oil and natural gas Company focused on acquiring, developing and producing oil and natural gas properties generally in multiple Texas plays. Through its partnership interest in Aurora Energy Partners, the company is able to acquire needed capital when ideal projects, with specific capital return and development profiles become available.
The Company's oil and gas revenue fluctuations are directly related to the volumes produced and the commodity prices paid over the respective periods presented. Oil and natural gas revenues decreased $62,275 or 49% from $128,568 to $65,993 for the three months ended March 31, 2016 compared to the three months ended March 31, 2015.
Lease operating expenses increased $2,840 to $37,353 or 8% from $34,513 for the three months ended March 31, 2016. The increase is primarily the result of operating activities associated with the Eagle Ford properties acquired in March 2015.
General and administrative expenses decreased $1.2 million or 73% to $444,161 for the three months ended March 31, 2016 from $1.6 million for the three months ended March 31, 2015. The decrease is primarily due to merger and merger termination costs that were incurred in the prior year.

Net loss attributable to Victory Energy was $441,624 a loss of $0.01 per share, for the three months ended March 31, 2016 compared to a net loss of $1.5 million or $0.05 per share for the prior year. The weighted average shares outstanding at March 31, 2016 were 31.2 million shares compared to 29.2 million as of March 31, 2015.

About Victory Energy

Victory Energy Corporation (VYEY), is a public held, independent growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company has historically been focused on the acquisition and development of unconventional resource play opportunities in the Permian Basin, the Eagle Ford shale of South Texas and other strategically important areas that offer predictable economic outcomes and long-lived reserve characteristics, but will pursue opportunistic acquisitions in other areas. The company asset portfolio includes both vertical and horizontal wells in prominent formations such as the Eagle Ford, Austin Chalk, Woodbine, Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline, Fusselman and Ellenberger. Victory has a seasoned management team with extensive industry relationships to help grow the company. For more information about the company please visit www.vyey.com.

Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimated," "intend," "expect," "may," "should," "anticipate," "could," "plan," "project," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations Contact
Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us